Exhibit 99.1

Press Release

For More Information, Call:

ELLEN M. SYKORA

INVESTOR RELATIONS	February 6, 2007

(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS RESULTS FOR THE

QUARTER AND YEAR ENDED DECEMBER 31, 2006

Annual Sales Up 29% and Earnings Up 39%

ANGLETON, TX, FEBRUARY 6, 2007 — Benchmark Electronics, Inc. (NYSE: BHE), a leading contract manufacturing provider, announced sales of $737 million for the quarter ended December 31, 2006, compared to $625 million for the same quarter in the prior year. Fourth quarter net income was $28.3 million, or $0.43 per diluted share. In the comparable period of 2005, net income was $24.7 million, or $0.38 per diluted share. Excluding restructuring charges and the impact of stock-based compensation expense, the Company would have reported net income of $29.0 million, or $0.44 per diluted share, in the fourth quarter of 2006.

Sales for the year ended December 31, 2006 were $2.9 billion, a 29% increase from $2.3 billion in the previous year. Net income for the year ended December 31, 2006 was $111.7 million, or $1.71 per diluted share. In the prior year, net income was $80.6 million, or $1.25 per diluted share. Excluding restructuring charges, the impact of stock-based compensation expense and a tax benefit resulting from the closure of our UK facility, the Company would have reported net income of $113.1 million, or $1.74 per diluted share, in 2006.

“We are pleased with our performance in the fourth quarter. We had a solid finish to 2006 and achieved record annual sales and earnings” stated Benchmark’s CEO Cary T. Fu. “Our teams have delivered strong revenue growth for the past five years.”

Fourth Quarter 2006 Financial Highlights

•                  Operating margin for the fourth quarter was 4.3% on a GAAP basis and was 4.5%, excluding restructuring charges and the impact of stock-based compensation expense.

•                  Cash flows used in operating activities for the fourth quarter were $28 million.

•                  Cash and short-term investments balance at December 31, 2006 of $224 million.

•                  No debt outstanding.

•                  Accounts receivable balance at December 31, 2006 of $463 million; calculated days sales outstanding were 57 days.

•                  Inventory of $420 million at December 31, 2006, a decrease of $112 million compared to September 30; inventory turns were 6.5 times.

•                  Effective tax rate for the full year 2006 of 15.2% compared to 23.8% in 2005.

2007 Outlook

The outlook for Benchmark remains positive moving into fiscal 2007. A moderation in end market demands and growth rates is expected when compared to 2006. For 2007, including the impact of the acquisition of Pemstar, we expect top line growth of 12-15% for the year and earnings growth in the range of 15-20%, excluding integration costs and the impact of stock-based compensation expense.

Specifically, sales for the first quarter of 2007 are expected to be between $735 million and $765 million. Diluted earnings per share for the first quarter, excluding integration costs and the impact of stock-based compensation expense, are expected to be between $0.37 and $0.42.

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that excludes certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain items to better assess operating performance and to help investors compare our results with our previous guidance.

Non-GAAP information is not necessarily comparable to Non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. In particular, statements, express or implied, concerning future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2005 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Additional Information

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. With the acquisition of Pemstar, Benchmark’s global operations now include 24 facilities in nine countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

###

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Net sales	$737,340	$625,374	$2,907,304	$2,257,225
Cost of sales	687,742	580,307	2,707,781	2,095,623

Gross profit	49,598	45,067	199,523	161,602

Selling, general and administrative expenses	17,312	16,015	69,299	62,322
Restructuring charges	245	—	4,723	—

Income from operations	32,041	29,052	125,501	99,280

Other income (expense):
Interest expense	(86)	(92)	(354)	(330)
Other	1,102	2,176	6,610	6,864
Total other income, net	1,016	2,084	6,256	6,534

Income before income taxes	33,057	31,136	131,757	105,814

Income tax expense	4,762	6,481	20,080	25,225

Net income	$28,295	$24,655	$111,677	$80,589

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	64,705	62,985	64,306	62,682
Incremental common shares attributable to exercise of outstanding dilutive options	692	1,355	815	1,597
Denominator for diluted earnings per share	65,397	64,340	65,121	64,279

Earnings per share:
Basic	$0.44	$0.39	$1.74	$1.29
Diluted	$0.43	$0.38	$1.71	$1.25

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

December 31, 2006

(Amounts in Thousands)

(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$123,872
Short-term investments	100,460
Accounts receivable, net	462,953
Inventories, net	420,347
Other current assets	62,978
Total current assets	1,170,610

Property, plant and equipment, net	110,912
Other assets, net	11,599
Goodwill, net	112,999
Total assets	$1,406,120

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$335,470
Other current liabilities	74,248
Total current liabilities	409,718

Other long-term liabilities	11,380
Shareholders’ equity	985,022
Total liabilities and shareholders’ equity	$1,406,120

Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results

Three Months and Year Ended December 31, 2006

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended	Year Ended
	December 31, 2006	December 31, 2006
Income from operations (GAAP)	$32,041	$125,501
Stock-based compensation	669	2,952
Restructuring charges	245	4,723
Non-GAAP income from operations	$32,955	$133,176

Net income (GAAP)	$28,295	$111,677
Stock-based compensation, net of tax	500	2,167
Restructuring charges, net of tax	191	4,044
UK investment tax benefit	—	(4,760)
Non-GAAP net income	$28,986	$113,128

Earnings per share: (GAAP)
Basic	$0.44	$1.74
Diluted	$0.43	$1.71
Earnings per share: (Non-GAAP)
Basic	$0.45	$1.76
Diluted	$0.44	$1.74
Weighted average shares used in calculating earnings per share:
Basic	64,705	64,306
Diluted	65,397	65,121